Exhibit 10.2

SECOND SUPPLEMENTAL AGREEMENT

This Second Supplemental Agreement (the “Agreement”), dated as of December 29, 2022, is entered into by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”) and EOS ENERGY ENTERPRISES, INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”).

BACKGROUND

(A)	Reference is hereby made to that certain Standby Equity Purchase Agreement, dated April 28, 2022 (as amended by that certain Amendment No. 1, dated as of June 13, 2022, as supplemented by that certain Supplemental Agreement, dated as of June 13, 2022 (the “Supplemental Agreement”), as further amended by that certain Amendment No. 2, dated as of November 14, 2022, and by that certain Amendment No. 3, dated as of the date hereof, and as may be further amended, amended and restated, extended, supplemented or otherwise modified in writing from time to time, the “SEPA”), between the Company and the Investor, pursuant to which the Company shall have the right to issue and sell to the Investor, from time to time as provided therein, and the Investor shall purchase from the Company, up to $75,000,000 of the Company’s shares of common stock, par value $0.0001 per share (the “Common Shares”).

(B)	Pursuant to Section 2.05 of the SEPA, subject to the mutual consent of the parties, from time to time the Company may request, and the Investor shall provide, pre-advance loans (each, a “Pre-Advance Loan”) each in the principal amount not to exceed $50,000,000, pursuant to a promissory note on terms and conditions to be agreed by the parties.

(C)	The parties have agreed that the Investor shall provide a series of three Pre-Advance Loans, each in the principal amount of up to $5,000,000, and in the aggregate principal amount of up to $15,000,000, on the terms and conditions set forth in this Agreement, pursuant to the issuance and sale by the Company of convertible promissory notes to the Investor (each, a “Promissory Note”) each in the form attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1. Definitions and Interpretation

1.1 Capitalized terms not otherwise defined herein shall have the meanings set forth in the SEPA, as applicable.

2. Pre-Advance Loan Closing

2.1 Pre-Advance Loans. Subject to the satisfaction (or waiver) of the conditions precedent set forth in Section 5 below, and with respect to the Second Closing and Third Closing (each as defined below), the mutual consent of the parties hereto, the Company shall issue and sell to the Investor, and the Investor shall purchase from the Company, a Promissory Note with a principal amount of $5,000,000 (the “Principal Amount”) (or such other Principal Amount as may be agreed by the parties) for a purchase price equal to 98% of the Principal Amount (the “Purchase Price”) on each of three closings (each, a “Closing”), of which the first Closing (the “First Closing”) shall take place on the date hereof (the “First Closing Date”), the second Closing (the “Second Closing”) shall take place on the third Trading Day following the date on which the Promissory Note issued pursuant to the First Closing has been fully repaid or converted (or such other date as is mutually agreed to by the Company and the Investor, and such date, the “Second Closing Date”), and the third Closing (the “Third Closing”) shall take place on or before the third Trading Day following the date on which the Promissory Note issued at the Second Closing has been fully repaid or converted (or such other date as is mutually agreed to by the Company and the Investor, and such date, the “Third Closing Date”, and each of the First Closing Date, the Second Closing Date, or the Third Closing Date, a “Closing Date”). Notwithstanding the foregoing, the Investor shall have no obligation to complete any Closing after March 1, 2023, and while this Agreement provides the framework for three Closings, neither party shall have any obligation to complete the Second Closing or the Third Closing, unless mutually agreed. Each Closing of the issuance and sale of the Promissory Note shall occur at the offices Yorkville Advisors Global, LP, 1012 Springfield Avenue, Mountainside, NJ 07092.

2.2 Form of Payment. Subject to the satisfaction of the terms and conditions of the this Agreement, on each of the First Closing Date, the Second Closing Date, and the Third Closing Date (i) the Investor shall deliver to the Company the Purchase Price of the Promissory Note to be issued and sold to the Investor on such Closing in immediately available funds to an account designated by the Company in writing and transmit notification to the Company that such funds transfer has been requested, and (ii) the Company shall deliver to the Investor, the Promissory Note to be issued at such Closing duly executed on behalf of the Company in the Principal Amount.

3. Supplemental Agreements to the SEPA.

3.1 Investor Advance Notices. At any time during the Commitment Period, provided that there is an outstanding balance owed under a Promissory Note, the Investor may, by providing written notice to the Company in the form set forth herein as Exhibit B (an “Investor Notice”), require the Company to deliver an Advance Notice to the Investor in accordance with the following provisions:

(a) The Investor shall, in each Investor Notice, select the amount of the Advance, in its sole discretion, and the timing of delivery; provided that the amount of the Advance shall not exceed (i) the outstanding balance owed under the Promissory Notes on the date of delivery of the Investor Notice, or (ii) the amount that would cause the aggregate number of Common Shares beneficially owned (as calculated pursuant to Section 13(d) of the Exchange Act) by the Investor and its Affiliates as a result of previous issuances and sales of Common Shares to Investor under this Agreement and the SEPA to exceed 9.99% of the then outstanding Common Shares (the “Ownership Limitation”). In connection with each Investor Notice delivered by the Investor, any portion of the Advance that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder to exceed the Commitment Amount shall automatically be withdrawn with no further action required by the Company, and such Investor Notice shall be deemed automatically modified to reduce the amount of the Advance requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, the Investor will promptly notify the Company of such event.

(b) The Purchase Price of the Shares in respect of any Advance Notice delivered pursuant to an Investor Notice shall be equal to the Conversion Price (as defined in the Promissory Notes) in effect on the date of delivery of the Investor Notice.

(c) Investor Notices shall be delivered in accordance with the instructions set forth at the bottom of Exhibit B. An Investor Notice shall be deemed delivered on the day it is received by the Company.

(d) Upon the deemed delivery of an Investor Notice in accordance with Section 3.1(c) above, a corresponding Advance Notice shall simultaneously be deemed to have been delivered by the Company to the Investor, and any conditions precedent to such Advance Notice under the terms of the SEPA that have not been satisfied shall be deemed to have been waived by the Investor.

(e) Notwithstanding anything to the contrary in this Agreement, if on any day that an Investor Notice is delivered (i) the Company notifies the Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the parties agree that such Investor Notice shall be automatically withdrawn.

3.2 Closings of an Advance Notice delivered pursuant to an Investor Notice.

(a) In respect of an Advance Notice deemed to be delivered pursuant to Section 3.1 above, the Advance Date shall be the date that the Advance Notice is deemed to be delivered.

(b) In respect of an Advance Notice deemed to be delivered pursuant to Section 3.1 above, the Investor shall pay the aggregate purchase price of the Shares (as set forth in the Settlement Document) by offsetting the amount of the aggregate purchase price of the Shares to be paid by the Investor against an equal amount outstanding under a Promissory Note (first towards accrued and unpaid interest, and then towards outstanding principal, with no deduction for any Payment Premium, as defined in the Promissory Note).

(c) The closing of each Advance Notice deemed to be delivered pursuant to Section 3.1 above and issuance of Shares related to such Advance Notice (each, an “Advance Notice Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below. In connection with each Advance Notice Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:

(i) On each Advance Date, the Investor shall deliver to the Company a written document, in the form attached hereto as Exhibit C (each a “Settlement Document”), setting forth the number of Shares to be purchased by the Investor, the applicable Conversion Price, the aggregate amount of accrued and unpaid interest due on the Promissory Note as of the Advance Date that shall be offset by the issuance of Shares, the aggregate principal amount of the Promissory Note as of the Advance Date that shall be offset by the issuance of Shares and the total principal amount of the Promissory Note that shall be outstanding following the Advance Notice Closing.

(ii) Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than two Trading Days after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Shares by the Investor, the Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the issuance and resale of such Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Shares in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(iii) On or prior to each Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement or the SEPA in order to implement and effect the transactions contemplated herein.

4. Representations, Warranties and Covenants.

4.1 Representations and Warranties of the Company.

(a) For the purposes hereof, the Company represents and warrants to the Investor that, as of the date hereof and on each Closing Date all of the representations and warranties in the SEPA are true and correct in all material respects (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date) and shall apply in respect of the issuance and sale of the Promissory Note and the transactions contemplated by this Agreement.

(b) The Company represents and warrants that it does not require shareholder approval for the issuance of a Promissory Note hereunder or the delivery of the shares issuable upon conversion thereof or upon the delivery of an Investor Notice.

(c) As of the date hereof, the authorized capital of the Company consists of 300,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the date hereof, the Company has 82,587,573 shares of common stock outstanding and no shares of preferred stock outstanding.

(d) Share Reserve. So long as any Promissory Note remains outstanding, the Company shall have reserved from its duly authorized capital stock and shall have instructed its transfer agent to irrevocably reserve the maximum number of Common Shares issuable upon (i) conversion of all Promissory Notes outstanding (assuming for purposes hereof that (x) each such Promissory Note is convertible at the Floor Price (as defined therein) as of the date of determination and (y) any such conversion shall not take into account any limitations on the conversion of the Promissory Note set forth therein) (the “Maximum Underlying Shares”) for issuances to the Investor from time to time upon conversions of a Promissory Note or issuance to the Investor pursuant to Investor Notices delivered hereunder.

4.2 Representations and Warranties of the Investor.

(a) For the purposes hereof, the Investor represents and warrants to the Company that, as of the date hereof, on each Closing Date, each Advance Notice Date and each Advance Date, all of the representations and warranties in the SEPA are true and correct (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date) and shall apply in respect of the issuance and sale of the Promissory Notes and the transactions contemplated by this Agreement.

(b) Investor understands that none of the Promissory Notes nor the Common Shares issuable upon conversion of the Promissory Notes have been registered under the Securities Act. Investor also understands that each Promissory Note is being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon Investor’s representations contained in the Agreement. Investor hereby represents and warrants as follows:

(i) Investor Bears Economic Risk. Investor has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests. Investor must bear the economic risk of this investment indefinitely unless the Promissory Notes (or the Common Shares issuable upon conversion thereof) are registered pursuant to the Securities Act, or an exemption from registration is available. Investor also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow Investor to transfer all or any portion of the Promissory Notes or the Common Shares issuable upon conversion thereof under the circumstances, in the amounts or at the times Investor might propose.

(ii) Acquisition for Own Account. Investor is acquiring the Promissory Notes for Investor’s own account for investment only, and not with a view towards their distribution.

(iii) Purchaser Can Protect Its Interest. Investor represents that by reason of its, or of its management’s, business or financial experience, Investor has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement. Further, Investor is aware of no publication of any advertisement in connection with the transactions contemplated in the Agreement.

(iv) Accredited Investor. Investor represents that it is an accredited investor within the meaning of Regulation D under the Securities Act.

(v) Company Information. Investor has had an opportunity to discuss the Company’s business, management and financial affairs with directors, officers and management of the Company and has had the opportunity to review the Company’s operations and facilities. Purchaser has also had the opportunity to ask questions of and receive answers from, the Company and its management regarding the terms and conditions of this investment.

(vi) Rule 144. Investor acknowledges and agrees that the Promissory Notes, and, if issued, the Common Shares issuable upon conversion thereof, issued to Investor, are “restricted securities” as defined in Rule 144 promulgated under the Securities Act as in effect from time to time and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available. Investor has been advised or is aware of the provisions of Rule 144, which permits limited resale of securities purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information about the Company, the resale occurring following the required holding period under Rule 144 and the number of securities being sold during any three-month period not exceeding specified limitations.

(vii) Foreign Investor. Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Promissory Notes or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the purchase of the Promissory Notes, (ii) any foreign exchange restrictions applicable to such purchase, (iii) any government or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Promissory Notes. Investor’s subscription and payment for and continued beneficial ownership of the Promissory Notes will not violate any applicable securities or other laws of Investor’s jurisdiction.

(viii) Transfer Restrictions. Investor acknowledges and agrees that the Promissory Notes and, if issued, the Common Shares issuable upon conversion thereof are subject to restrictions on transfer as set forth in the Promissory Notes.

4.3 Opinion of Counsel. Prior to the First Closing Date, the Company shall cause to be delivered to the Investor an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.

4.4 Use of Proceeds. The Company will use the proceeds from the sale of the Promissory Notes hereunder for working capital and other general corporate purposes or, if different, in a manner consistent with the application thereof described in the Registration Statement. Neither the Company nor any Subsidiary will, directly or indirectly, use the proceeds of the transactions contemplated herein to repay any loans from any executives or employees of the Company or to make any payments in respect of any related party debt. Neither the Company nor any Subsidiary will, directly or indirectly, use the proceeds of the transactions contemplated herein, or lend, contribute, facilitate or otherwise make available such proceeds to any Person (i) to fund, either directly or indirectly, any activities or business of or with any Person that is identified on the list of Specially Designated Nationals and Blocker Persons maintained by OFAC, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions Programs, or (ii) in any other manner that will result in a violation of Sanctions Programs.

4.5 Form of Promissory Note. The parties agree that for the purposes of the Pre-Advance Loans contemplated herein, all references to a “Promissory Note” or “promissory note” in the SEPA shall be deemed to be to the Promissory Notes.

4.6 Integration. The Company shall not issue any securities or enter into any transaction which would be integrated with the issuance of the Promissory Notes pursuant to this Agreement or the issuance of additional Common Shares pursuant to this Agreement, the Promissory Note, or the SEPA for the purposes of the shareholder approval requirements of the Nasdaq.

4.7 Use of SEPA. At any time during the Commitment Period, provided that there is an outstanding balance owed under a Promissory Note, if the Company delivers an Advance Notice to the Investor, the Investor shall offset the amount due to be paid to the Company under such Advance Notice against an equal amount outstanding under the Promissory Notes (first towards accrued and unpaid interest, and then towards outstanding principal, with no deduction for any Payment Premium, as defined in the Promissory Note).

4.8 Variable Price Transactions and Use of ATM.

(a) The Company shall not effect any issuances pursuant to the Sales Agreement dated August 5, 2022, entered into between the Company and Cowen and Company, LLC or any other “ATM agreement” or other continuous offering or similar offering of Common Stock (collectively, an “ATM”), other than with the Investor, from the date hereof until February 10, 2023. Thereafter, at any time there is an outstanding balance owed under a Promissory Note, the Company shall not effect any issuances pursuant to an ATM unless a payment is due under a Promissory Note and the proceeds derived from such transaction are used to make such payment.

(b) At any time there is an outstanding balance owed under a Promissory Note, the Company shall not enter into or effect any Variable Rate Transaction, other than with the Investor, unless the investor or any holder of any securities issued in connection with such transaction is locked up from selling or hedging any shares of Common Stock acquired in such transaction through the date that is at least six months from the date hereof, unless waived by the Investor.

“Variable Rate Transaction” shall mean a transaction in which the Company issues or sells any equity or debt securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of Common Stock either (A) at a conversion price, exercise price, exchange rate or other price varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such equity or debt securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such equity or debt security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction, and excluding, without limitation, any repayment or conversion feature (including any “make-whole”) in connection with a change of control or similar transaction involving the Company or in connection with any redemption of the securities).

4.9 Registration Statement. Promptly after the delivery of an Investor Notice that is not withdrawn, the Company shall prepare and file with the SEC a Prospectus Supplement pursuant to Rule 424(b) of the Securities Act, and any other filings, reports, supplements, or amendments that may be required as a result of entering into this Agreement, disclosing all information relating to this Agreement required to be disclosed therein and an updated Plan of Distribution, necessary to register the transactions contemplated herein.

5. Conditions Precedent to Each Promissory Note. The obligations of the Investor to purchase a Promissory Note at each Closing shall be subject to the timely performance by the Company of its obligations hereunder, and the satisfaction, unless waived by the Investor, as of the First Closing Date, the Second Closing Date or the Third Closing Date, as applicable, of each of the following conditions:

5.1 Accuracy of Company’s Representation and Warranties. The representations and warranties of the Company set forth in Section 4.1 shall be true and correct in all material respects.

5.2 Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the prospectus thereunder to resell Common Shares issuable pursuant to Advance Notices (including those deemed delivered pursuant to an Investor Notice) under the SEPA.

5.4 Authority. The issuance of the Promissory Notes and the performance by the Company of its obligations thereunder, including, without limitation, the issuance of the Common Shares upon conversion thereof, is legally permitted by all laws and regulations to which the Company is subject and is not in conflict with, or prohibited by, the organizational documents of the Company, or any contract, agreement, or arrangement with any third party.

5.5 No Suspension of Trading in or Delisting of Common Shares. The Common Shares are quoted for trading on the Principal Market. The Company shall not have received any written notice that is then still pending threatening the continued quotation of the Common Shares on the Principal Market.

5.6 Bring Down Certificate. The Investor shall have received on and as of the applicable Closing Date a certificate of an executive officer of the Company confirming that all of the representations and warranties of the Company in this Agreement are true and correct on and as of the applicable Closing Date, and that the Company has complied with all agreements and covenants and satisfied all other conditions on its part to be performed or satisfied hereunder at or prior to the applicable Closing Date.

5.7 Closing Statement. The Company shall have received a letter, duly executed by an officer of the Company, setting forth wire transfer instructions of the Company for the payment of the Purchase Price by the Investor in respect of each Closing.

5.8 Prior Promissory Notes. All Promissory Notes issued pursuant to any previous Closing shall have been repaid or converted in full.

5.9 Minimum Price. The market price of the Common Shares on the Principal Market is greater than $0.75 per share (or such lesser amount that the parties may agree in their respective discretion) as measured by the average of the daily VWAP for each of the three consecutive Trading Days immediately prior to the date of determination.

5.10 Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company. No Event of Default as defined in the Promissory Notes shall have occurred and be continuing.

6. Counterparts and Delivery. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

7. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.

8. Non-Exclusive Agreement. Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any shares and/or securities and/or convertible notes, bonds, debentures, options to acquire shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.

9. Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person.

10. Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement, together with the SEPA, contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.

11. The SEPA. Other than as supplemented by this Agreement, the SEPA shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Agreement to be signed by their duly authorized officers.

COMPANY:
EOS ENERGY ENTERPRISES, INC.

By:	/s/ Randall Gonzales
Name:	Randall Gonzales
Title:	Chief Financial Officer

INVESTOR:
YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager
	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner

By:	/s/ Matt Beckman
Name:	Matt Beckman
Title:	Member

EXHIBIT A

FORM OF PROMISSORY NOTE

EXHIBIT B

FORM OF INVESTOR NOTICE

Closing Statement

EXHIBIT C

FORM OF SETTLEMENT DOCUMENT